Exhibit 3.1
EXECUTION VERSION
AMENDMENT NO. 3 TO
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
CROSSTEX ENERGY, L.P.
This AMENDMENT NO. 3 TO SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CROSSTEX ENERGY, L.P. (this “Amendment”), dated as of January 19, 2010, is entered into by Crosstex Energy GP, LLC, a Delaware limited liability company, the general partner of Crosstex Energy GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein are used as defined in the Sixth Amended and Restated Agreement of Limited Partnership Agreement of Crosstex Energy, L.P., dated as of March 23, 2007, as amended by Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of December 20, 2007, and as amended by Amendment No. 2 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., effective as of January 1, 2007 (as so amended, the “Partnership Agreement”).
RECITALS:
A. Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.
B. Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement.
C. The General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for the issuance of Series A Convertible Preferred Units to certain persons pursuant to that certain Series A Convertible Preferred Unit Purchase Agreement, dated as of January 6, 2010 by and among the Partnership and the purchaser set forth on Schedule A thereto.
NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
Section 1. Amendment.
(a) Section 1.1 is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
(ii) “Conversion Units” is defined in Section 5.15(b)(vi)(A).
(iii) “Convertible Securities” is defined in Section 5.15(b)(viii)(F).
(iv) “DWAC” is defined in Section 5.15(b)(viii)(E).
(v) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(vi) “Follow-On Price” is defined in Section 5.15(b)(viii)(G).
(vii) “Follow-On Units” is defined in Section 5.15(b)(viii)(G).
(viii) “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, that in the case of the Series A Preferred Units, the Issue Price shall be $8.50 per Unit.
(ix) “Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units and Incentive Distribution Rights and any other class or series of Partnership Securities issued by the Partnership or any Subsidiary of the Partnership on or after the date of the Purchase Agreement, but excluding any Parity Securities and Senior Securities.
(x) “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of directors of the General Partner. For the avoidance of doubt, the board of directors of the General Partner has approved the issuance of the Series A Preferred Units (including the Common Units issued upon conversion thereof) to the Purchaser pursuant to the Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series A PIK Preferred Units (including any Common Units issued upon conversion thereof) issued to the Purchaser shall be deemed to be approved by the board of directors of the General Partner in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence do not apply to the Purchaser with respect to its ownership of the Series A Preferred Units (including the Common Units issued upon conversion thereof).
(xi) “Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under the second and third sentences of Section 5.15(b)(iv).
(xii) “Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under the second and third sentences of Section 5.15(b)(iv).
(xiii) “Parity Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.
(xiv) “Parity Securities Notice” is defined in Section 5.15(b)(vi)(A).
(xv) “Partnership Event” is defined in Section 5.15(b)(viii)(H)(a).

(xvi) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Incentive Distribution Rights and Series A Preferred Units.
(xvii) “Percentage Interest” means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it), 2%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 98% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee (or, in the case of Series A Preferred Units that are entitled to convert into a number of Common Units as provided in Section 5.15(b)(viii), the number of Common Units into which such Series A Preferred Units held by such Unitholder or Assignee would then convert under such Section 5.15(b)(viii)) by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the number of Units to which such Partnership Securities are equivalent for the purpose of determining Percentage Interest (and only for such purpose) as determined by the General Partner as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.
(xviii) “Purchase Agreement” means that certain Series A Convertible Preferred Unit Purchase Agreement, dated as of January 6, 2010 by and among the Partnership and the Purchaser.
(xix) “Purchaser” means the purchaser set forth on Schedule A to the Purchase Agreement.
(xx) “Senior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.
(xxi) “Series A Conversion Date” is defined in Section 5.15(b)(viii)(E).
(xxii) “Series A Conversion Notice” is defined in Section 5.15(b)(viii)(B).
(xxiii) “Series A Conversion Notice Date” is defined in Section 5.15(b)(viii)(B).
(xxiv) “Series A Conversion Price” means an amount equal to $8.50 per Series A Preferred Unit, subject to adjustment as set forth in Section 5.15(b)(viii)(F), Section 5.15(b)(viii)(G) and Section 5.15(b)(viii)(H).
(xxv) “Series A Convertible Preferred Units” is defined in Section 5.15(a).

(xxvi) “Series A Distribution Payment Date” is defined in Section 5.15(b)(ii)(A).
(xxvii) “Series A Distribution Rate” means, with respect to any Series A Quarterly Distribution for any Quarter, an amount per Series A Preferred Unit equal to the greater of (a) the amount of aggregate distributions in cash for such Quarter that would be payable with respect to a Series A Preferred Unit if such Series A Preferred Unit had converted at the beginning of such Quarter into the number of Common Unit(s) into which such Series A Preferred Unit is convertible pursuant to Section 5.15(b)(viii) as of the date of such determination and (b) a fixed rate of 0.025 multiplied by the Series A Conversion Price per Series A Preferred Unit; provided, however, that with respect to any distribution paid in whole or in part in Series A PIK Preferred Units relating to any Quarter after the Quarter ended December 31, 2012, the rate in clause (b) above will increase to 0.030, multiplied by the Series A Conversion Price for such distribution (but not for any future Series A Quarterly Distributions paid in full in cash).
(xxviii) “Series A Forced Conversion Notice” is defined in Section 5.15(b)(viii)(D).
(xxix) “Series A Forced Conversion Notice Date” is defined in Section 5.15(b)(viii)(D).
(xxx) “Series A Issuance Date” means January 19, 2010.
(xxxi) “Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Conversion Price, plus (ii) all accrued and accumulated but unpaid distributions on such Series A Preferred Unit.
(xxxii) “Series A PIK Preferred Payment Date” is defined in Section 5.15(b)(ii)(F).
(xxxiii) “Series A PIK Preferred Units” is defined in Section 5.15(a).
(xxxiv) “Series A Preferred Units” means the series of Units designated as Series A Convertible Preferred Units pursuant to Section 5.15.
(xxxv) “Series A Quarterly Distribution” is defined in Section 5.15(b)(ii)(A).
(xxxvi) “Series A Voting Units” means Series A Preferred Units excluding all Series A Preferred Units Beneficially Owned, directly or indirectly, by any Affiliate of the Partnership.
(xxxvii) “Survivor Preferred Security” is defined in Section 5.15(b)(viii)(H)(a).

(xxxviii) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Series A Preferred Units, but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.
(b) The sentence immediately prior to Section 2.6(b) of the Partnership Agreement is hereby amended and restated in its entirety as follows:
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to (x) amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement or (y) take any action which adversely affects the ability of the holders of Series A Preferred Units (including Series A PIK Preferred Units) to exercise their rights pursuant to Section 5.15.
(c) Section 4.8(c) of the Partnership Agreement is hereby amended by adding the following sentence as the last sentence of such Section 4.8(c):
The transfer of a Series A Preferred Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.12.
(d) The following shall be added as the first sentence of Section 5.5(a) of the Partnership Agreement:
The Partnership shall maintain for each Partner (or a Beneficial Owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s).
(e) Section 5.5(a) of the Partnership Agreement is hereby amended by adding the following at the end of such Section 5.5(a):
The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Issue Price for such Series A Preferred Unit, and the initial Capital Account balance of each holder of Series A Preferred Units in respect of all Series A Preferred Units issued on the Series A Issuance Date shall be the product of such initial balance for a Series A Preferred Unit multiplied by the number of Series A Preferred Units held thereby. The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.15(b)(ii)(A) or Section 5.15(b)(ii)(B) in respect of such Series A Preferred Units except as otherwise provided in this Agreement.
(f) Section 5.5(d)(i) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of a Series A Preferred Unit (but, for the avoidance of doubt not as a result of an increase in the number of Series A Preferred Units Outstanding pursuant to Section 5.15(b)(ii)), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion, shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or on the date of such conversion. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall (A) in the case of an adjustment other than as a result of the conversion of Series A Preferred Units, be allocated among the Unitholders (other than the Unitholders holding Series A Preferred Units in respect of such Series A Preferred Units) pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated, and (B) in the case of an adjustment resulting from the conversion of Series A Preferred Units, first be allocated to the Partners holding converted Series A Preferred Units until the Capital Account of each converted Series A Preferred Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), and any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Series A Preferred Unit is not sufficient to cause the Capital Account of each converted Series A Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), then Capital Account balances shall be reallocated between the Partners holding converted Series A Preferred Units and the Partners holding Common Units (other than converted Series A Preferred Units) so as to cause the Capital Account of each converted Series A Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time, and must reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any Outstanding Series A Preferred Units that have not yet been converted over the aggregate Issue Price of such Series A Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, pursuant to Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
(g) Section 5.5(d)(ii) is hereby amended and restated to read in its entirety as follows:
In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the General Partner may cause any Unrealized Gain or Unrealized Loss attributable to each Partnership property to be recognized, and allocated in the same manner as that provided in Section 5.5(d)(i), as if there had been a sale of such property immediately prior to such distribution in which event the Carrying Value of each Partnership property shall be adjusted as of the beginning of the next taxable period to an amount equal to the fair market value thereof; provided that the General Partner shall cause Unrealized Gain or Unrealized Loss to be recognized and Carrying Values to be adjusted if doing so would permit Corrective Allocations to be made pursuant to Section 6.1(d)(xi). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4 be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.
(h) Section 5.5(f) shall be added to the Partnership Agreement and shall read in its entirety as follows:
Upon an increase in the number of Series A Preferred Units (or fraction thereof) Outstanding pursuant to Section 5.15(b)(ii), the Capital Accounts of all Series A Preferred Units that are Outstanding prior to such increase shall be divided equally among all Series A Preferred Units that are Outstanding after such increase (and any fractional Series A Preferred Units shall be allocated a fractional part of such Capital Account).
(i) Section 5.6(a) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners, subject to Section 5.15(b)(v).
(j) Article V is hereby amended to add a new Section 5.15 creating a new series of Units to read in its entirety as follows:
Section 5.15 Establishment of Series A Preferred Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Series A Convertible Preferred Units” and consisting of a total of 14,705,882 Series A Preferred Units, plus any additional Series A Preferred Units issued in kind as a Preferred Distribution pursuant to Section 5.15(b)(ii) (“Series A PIK Preferred Units”), having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.15 and Section 6.12. Other than with respect to Series A PIK Preferred Units, the class of Series A Convertible Preferred Units shall be closed immediately following the Series A Issuance Date and thereafter no additional Series A Preferred Units shall be designated, created or issued without the prior written approval of the holders of a majority of the Outstanding Series A Voting Units.
(b) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights and preferences and shall be subject to the following duties and obligations:
(i) Allocations.
(A) Notwithstanding anything to the contrary in Section 6.1(a), following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any remaining Net Income shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the aggregate Net Income allocated pursuant to this sentence for the current taxable period of the Partnership and all previous taxable periods of the Partnership is equal to the aggregate Net Loss allocated to the Unitholders holding Series A Preferred Units pursuant to Section 5.15(b)(i)(C) for the current and all prior taxable periods of the Partnership.
(B) In no event shall a Unitholder holding Series A Preferred Units be allocated any Net Income pursuant to Section 6.1(a)(ii) in respect of their Series A Preferred Units.
(C) Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series A Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), any remaining Net Loss shall be allocated to all Unitholders holding Series A Preferred Units in respect of their Series A Preferred Units, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 5.15(b)(i)(C)(y) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).
(D) Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series A Preferred Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i)(A) but shall not receive any allocation pursuant to Section 6.1(c)(i)(B) and shall receive only those allocations pursuant to Sections 6.1(c)(i)(C) — (G) with respect to their Series A Preferred Units as provided in Section 5.15(b)(iv), and (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value or, if greater, an amount equal to the Per Unit Capital Amount for a then outstanding Common Unit.
(E) Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) prior to any allocation made pursuant to Section 6.1(c)(ii)(C), Net Termination Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account per Series A Preferred Unit then Outstanding is reduced to an amount equal to the Per Unit Capital Amount for a then outstanding Common Unit, but such amount not to be less than the Series A Liquidation Value and (y) following any allocation made pursuant to Section 6.1(c)(ii)(C) and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero.
(F) To the extent cash is distributed to a Unitholder holding Series A Preferred Units in respect of the Series A Preferred Units, then prior to any allocation pursuant to Sections 6.1(a), 6.1(b), 6.1(c) or 6.1(d)(iii)(A), there shall be allocated items of gross income or gain to each Unitholder holding Series A Preferred Units, Pro Rata, until the amount so allocated for the current taxable period and all previous taxable periods pursuant to this Section 5.15(b)(i)(F) is equal to the aggregate amount of cash distributed to the Unitholder holding Series A Preferred Units in respect of such Series A Preferred Units for the current taxable period and all prior taxable periods.
(G) Notwithstanding anything in the Partnership Agreement to the contrary, in no event shall any income, gain, loss or deduction attributable to the sale by the Partnership of its gathering and treating assets in East Texas which are as of the date of this Amendment expected to be sold to Waskom Gas Processing Company be allocated to a holder of Series A Preferred Units in respect of its Series A Preferred Units.
(H) To the extent cash is distributed to the General Partner pursuant to Section 5.l5(b)(ii)(G), then prior to any allocation pursuant to Sections 6.l(a), 6.1(b), 6.l(c) or 6.l(d)(iii)(A), there shall be allocated items of gross income or gain to the General Partner, until the amount so allocated for the current taxable period and all previous taxable periods pursuant to this Section 5.15(b)(i)(H) is equal to the aggregate amount of cash distributed to the General Partner pursuant to Section 5.l5(b)(ii)(G) for the current taxable period and all prior taxable periods.

(ii) Distributions.
(A) Commencing with the Quarter ending on March 31, 2010, the holders of the Series A Preferred Units as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Securities pursuant to Sections 6.3, 6.4 or 6.5, in an amount equal to the Series A Distribution Rate on all Outstanding Series A Preferred Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”). Such distributions may be paid in cash, in Series A PIK Preferred Units or in a combination thereof, as determined by the Partnership in its sole discretion. The Partnership shall not pay any distribution pursuant to Sections 6.3, 6.4 or 6.5, with respect to any General Partner Interest, Limited Partner Interest or other Partnership Security in any Quarter in which the Series A Quarterly Distribution is not paid in full in cash. The number of Series A PIK Preferred Units to be issued in connection with any Series A Quarterly Distribution paid in Series A PIK Preferred Units shall be determined by dividing the cash amount of such Series A Quarterly Distribution to be paid in kind by the Series A Conversion Price; provided, that fractional Series A PIK Preferred Units shall not be issued to any person (each fractional Series A PIK Preferred Unit shall be rounded to the nearest whole Series A PIK Preferred Unit (and a 0.5 Series A PIK Preferred Unit shall be rounded to the next higher Series A PIK Preferred Unit)). Unless the context otherwise requires, references in this Section 5.15 to Series A Preferred Units shall include all Series A PIK Preferred Units Outstanding as of the date of such determination. Each Record Date established pursuant to this Section 5.15(b)(ii) for a Series A Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Securities pursuant to Section 6.3, 6.4 or 6.5 for such Quarter.
(B) If, in violation of this Agreement, the Partnership fails to pay in full any Series A Quarterly Distribution when due, then, without limiting any rights of the holders of the Series A Preferred Units to compel the Partnership to make such distribution, the amount of such unpaid distributions will accrue and accumulate from the last day of the Quarter in respect of which such payment is due until paid in full.
(C) If a Series A Quarterly Distribution is not paid in full in cash, such Series A Quarterly Distribution (or the applicable portion thereof not paid in cash) shall be paid in kind in Series A PIK Preferred Units as set forth in Section 5.15(b)(ii)(A). If, in violation of this Agreement, the Partnership fails to pay in full any Series A Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series A PIK Preferred Units shall be entitled to Series A Quarterly Distributions in subsequent Quarters and to all other rights under this Agreement as if such unpaid Series A PIK Preferred Units had in fact been distributed on the date due. Nothing in this clause (C) shall alter the obligation of the Partnership to pay any unpaid Series A PIK Preferred Units or the right of the holders of Series A Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series A PIK Preferred Units.
(D) Notwithstanding anything in this Section 5.15(b)(ii) to the contrary, with respect to Series A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series A Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Notice Date or a Series A Forced Conversion Notice Date, as applicable, occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series A Preferred Units shall receive only the Common Unit distribution with respect to such period.
(E) If all or any portion of a Series A Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for such Series A Quarterly Distribution shall be deducted from the calculation of the amount of Available Cash for purposes of any distribution payable pursuant to Sections 6.3, 6.4 or 6.5.
(F) When any Series A PIK Preferred Units are payable to a holder of Series A Preferred Units pursuant to this Section 5.15, the Partnership shall issue the Series A PIK Preferred Units to such holder as soon as reasonably practicable, and in any event no later than the Series A Distribution Payment Date (the date of issuance of such Series A PIK Preferred Units, the “Series A PIK Preferred Payment Date”). On the Series A PIK Preferred Payment Date, the Partnership shall issue to such holder a certificate or certificates for the number of Series A PIK Preferred Units to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder). The issuance of the Series A PIK Preferred Units pursuant to this Section 5.15(ii) shall be deemed to have been made on the last day of the Quarter in respect of which such payment of Series A PIK Preferred Units was due.
(G) If the distribution paid on the Series A Preferred Units for a particular Quarter is made in accordance with clause (a) of the definition of Series A Distribution Rate (an “As Converted Distribution”), then the General Partner shall be entitled to receive cumulative distributions, prior to any other distributions made in respect of any other Partnership Securities pursuant to Sections 6.3, 6.4 or 6.5, in an amount equal to 2/98ths of the amount of the As Converted Distribution on all the Series A Preferred Units. For the avoidance of doubt, the General Partner shall not otherwise be entitled to receive any distributions that correspond to the distributions on a Series A Preferred Unit made in accordance with clause (b) of the definition of Series A Distribution Rate.

(iii) Issuance of Series A Preferred Units. On the Series A Issuance Date the Series A Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Purchase Agreement. Concurrently with the issuance of the Series A Preferred Units, the General Partner shall contribute to the Partnership as an additional Capital Contribution an amount in cash equal to 2/98ths of the aggregate Issue Price of the Series A Preferred Units issued on the Series A Issuance Date.
(iv) Liquidation Value. In the event of any liquidation and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership Securities or General Partner Interests, the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of substantially all of the assets of the Partnership, any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units (including Series A PIK Preferred Units), Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units (including Series A PIK Preferred Units), Pro Rata, until the Capital Account in respect of each such Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). At such time as such allocations have been made to the Outstanding Series A Preferred Units, Net Termination Gain or Net Termination Loss shall be allocated to the Partners and Assignees pursuant to Section 6.1(c) or Section 6.1(d), as the case may be; provided, however, that, solely for the purpose of such allocations pursuant to Sections 6.1(c)(i)(C) — (G), the Outstanding Series A Preferred Units (including Series A PIK Preferred Units) shall be treated as having been converted into the applicable number of Common Units (solely with respect to the right of Common Units to receive allocations pursuant to such Sections and not with respect to the determination as to which allocations cease to be made pursuant to such Sections). At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution, if any, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the holders of the Series A Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any holder or holders of Series A Preferred Units.
(v) Voting Rights.
(A) The Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Series A Preferred Unit (including Series A PIK Preferred Units) will be entitled to one vote for each Common Unit into which such Series A Preferred Units are convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units on an “as if” converted basis.
(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the holders of a majority of the Outstanding Series A Voting Units, voting separately as a class based upon one vote per Series A Voting Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units in any respect or amends or modifies any of the terms of the Series A Preferred Units; provided that the General Partner shall be able to amend this Section 5.15 so long as the amendment does not adversely affect the holders of the Series A Preferred Units. Without limiting the generality of the preceding sentence, such adverse effect, amendment or modification includes any action that would:
a. reduce the Series A Distribution Rate, change the form of payment of distributions, defer the date from which distributions on the Series A Preferred Units will accrue and accumulate, cancel accrued, accumulated and unpaid distributions on the Series A Preferred Units, or change the relative seniority rights of the holders of Series A Preferred Units as to the payment of distributions in relation to the holders of any other Units or amend this Section 5.15;
b. reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Units to the rights upon liquidation of the holders of any other Units;

c. make the Series A Preferred Units redeemable or convertible at the option of the Partnership, in the case of conversion, before January 19, 2013, or modify the conditions that must have occurred for such conversion option to be exercised;
d. authorize, create or issue any Senior Securities (or amend the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Senior Securities); or
e. distribute Capital Surplus pursuant to Section 6.5.
Notwithstanding the other provisions of this Section 5.15(b)(v), no Parity Securities or Junior Securities shall be issued if, in each case, the terms of such security require the Partnership to repurchase any or all of such securities on a date certain that is prior to twelve (12) months after the date that all Series A Preferred Units are no longer Outstanding as a result of the conversion of such Series A Preferred Units pursuant to the terms of this Section 5.15.
(C) The Partnership acknowledges that adversely affecting any of the rights, preferences and privileges of the Series A Preferred Units in any respect or amending Section 5.15 would, for purposes of Section 13.3(c), have a material adverse effect on the rights and preferences of the holders of Series A Preferred Units in relation to other classes of Partnership Interest.
(vi) Right of First Refusal.
(A) Other than Series A PIK Preferred Units issued in connection with the Series A Quarterly Distribution, the Partnership shall not issue or transfer any Parity Securities other than in compliance with this Section 5.15(b)(vi). If at any time the Partnership wishes to issue or transfer to any party any Parity Securities, the Partnership shall, prior to any such issuance or transfer, promptly deliver a notice of such proposed issuance or Transfer to each holder of Series A Preferred Units (the “Parity Securities Notice”); provided, however, that the foregoing limitation shall only apply until the earliest to occur of the following: (i) the Purchaser and its Affiliates holding a number of Series A Preferred Units and Common Units issued upon conversion of the Series A Preferred Units (the “Conversion Units”) that is less than twenty-five percent (25%) of the number of Series A Preferred Units initially issued to the Purchaser pursuant to the Purchase Agreement; (ii) such time as the sum of (A) the number of Common Units into which the Series A Preferred Units collectively held by the Purchaser and its Affiliates are convertible and (B) the number of Conversion Units which are then collectively held by the Purchaser and its Affiliates represent less than ten percent (10%) of the Common Units then outstanding and (iii) the Purchaser ceasing to be an Affiliate of The Blackstone Group L.P. The Parity Securities Notice shall include (1) a description of the Parity Securities, (2) the identity of the proposed recipient(s) of the Parity Securities if such proposed recipient(s) have been identified and (3) a description of the consideration and material terms and conditions upon which the proposed issuance or Transfer is being made, together with a copy of any written agreements.
(B) Each holder of Series A Preferred Units shall have an option for a period of ten (10) Business Days from the date of such holder’s receipt of the Parity Securities Notice to elect to purchase, at the same price and on the same material terms and conditions as described in the Parity Securities Notice, such number of offered Parity Securities up to the aggregate amount of offered Parity Securities multiplied by a ratio, the numerator of which is the number of Series A Preferred Units of such holder and the denominator of which is the total number of Outstanding Series A Preferred Units. A timely election to purchase Parity Securities may be made by a holder of Series A Preferred Units in response to a Parity Securities Notice by delivering to the Partnership written notice setting forth the number of Parity Securities which such holder wishes to purchase (up to the maximum amount to which such holder is entitled to acquire pursuant to the previous sentence) and an undertaking to pay in full at closing the purchase price for such Parity Securities. The closing of such purchase shall occur not less than twenty (20) days after the date such holder makes a timely election to purchase such Parity Securities and shall be at such date thereafter as determined by the Partnership, provided that such date may not be later than sixty (60) days after the date such holder makes such timely election. Any Parity Securities for which the holders of Series A Preferred Units have not elected to purchase following the expiration of such ten (10) Business Day period may be sold to the proposed recipient(s) on substantially the same terms and conditions set forth in the Parity Securities Notice at any time during the period ending ninety (90) days after termination of such ten (10)-Business Day period. Any Parity Securities that the Partnership desires to issue or Transfer following such ninety (90) day period or not on substantially the same terms and conditions set forth in the Parity Securities Notice must be offered to the holders of Series A Preferred Units with a new Parity Securities Notice pursuant to the terms of this Section 5.15(b)(vi).
(vii) Certificates.
(A) The Series A Preferred Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Series A Preferred Units. The certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
(B) The certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form:

“THE SERIES A PREFERRED UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SERIES A PREFERRED UNITS REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE GENERAL PARTNER (WHICH, IN THE DISCRETION OF THE GENERAL PARTNER, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE GENERAL PARTNER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.
THIS CERTIFICATE IS NOT REQUIRED TO BE PHYSICALLY SURRENDERED TO THE PARTNERSHIP IN THE EVENT THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE CONVERTED IN PART. AS A RESULT, FOLLOWING ANY CONVERSION OF ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF UNITS INDICATED ON THIS CERTIFICATE. IF ANY SECURITIES ARE CONVERTED AS AFORESAID, THE HOLDER OF THIS CERTIFICATE MAY NOT TRANSFER ANY SECURITIES REPRESENTED BY THIS CERTIFICATE UNLESS AND UNTIL SUCH HOLDER FIRST PHYSICALLY SURRENDERS TO CROSSTEX ENERGY, L.P. ALL CERTIFICATES REPRESENTING ANY SUCH SECURITIES WHICH HAVE PREVIOUSLY BEEN CONVERTED IN WHOLE OR IN PART, WHEREUPON CROSSTEX ENERGY, L.P. WILL FORTHWITH ISSUE AND DELIVER UPON THE ORDER OF SUCH HOLDER NEW CERTIFICATE(S) EVIDENCING SUCH SECURITIES THEN HELD BY SUCH HOLDER.”
(viii) Conversion.
(A) Each of the holders of Series A Preferred Units (including Series A PIK Preferred Units) shall have the right, at any time at the option of such holder, to request conversion in whole or in part of its Series A Preferred Units into Common Units, subject to the conditions set forth in this Section 5.15(b)(viii)(A). Any Common Units delivered as a result of conversion pursuant to this Section 5.15(b)(viii)(A) shall be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Act or the Partnership Agreement, as amended by this Amendment, or created by the holders thereof. The number of Common Units deliverable upon conversion of each Series A Preferred Unit as of any date shall be an amount per Series A Preferred Unit equal to the quotient of (i) the sum of $8.50 and all accrued and accumulated but unpaid distributions on such Series A Preferred Unit as of the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, divided by (ii) the Series A Conversion Price with respect to such Series A Preferred Unit. Immediately following any conversion, the rights of the holders of converted Series A Preferred Units, including, without limitation, any accrual of distributions, shall cease and the Persons entitled to receive the Common Units upon the conversion of Series A Preferred Units shall be treated for all purposes as having become the owners of such Common Units.
(B) To convert Series A Preferred Units into Common Units pursuant to Section 5.15(b)(viii)(A), the holder shall give written notice (a “Series A Conversion Notice”) to the Partnership in the form of Exhibit A attached hereto stating that such holder elects to so convert Series A Preferred Units into Common Units and shall state therein with respect to Series A Preferred Units to be converted pursuant to Section 5.15(b)(viii)(A): (a) the number of Series A Preferred Units to be converted, (b) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder (or designated recipients) upon the Series A Conversion Date and (d) the Series A Conversion Price on the Series A Conversion Notice Date. The date of any Series A Conversion Notice shall be hereinafter be referred to as a “Series A Conversion Notice Date.”
(C) Commencing on January 19, 2013, subject to the terms of this Section 5.15, the Partnership shall have the right at any time, at the option of the Partnership, to convert all or part of the Series A Preferred Units then Outstanding into the number of Common Units as determined in the manner set forth in Section 5.15(b)(viii)(A) above; provided that in order for the Partnership to exercise such option, on the Series A Forced Conversion Notice Date, (i) the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading must be greater than one hundred fifty percent (150%) of the Series A Conversion Price, for twenty (20) out of the trailing thirty (30) Trading Days ending two (2) Trading Days before the date the Partnership furnishes the Series A Forced Conversion Notice, and (ii) the average daily trading volume of Common Units on the National Securities Exchange upon which such Common Units trade must have exceeded 250,000 Common Units, as adjusted for events specified in Section 5.15(b)(viii)(F) and Section 5.15(b)(viii)(H), for twenty (20) out of the trailing thirty (30) Trading Days ending two (2) Trading Days before the date the Partnership furnishes the Series A Forced Conversion Notice. Any Common Units delivered as a result of the conversion of Series A Preferred Units pursuant to this Section 5.15(b)(viii)(C) shall be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act).

(D) To convert Series A Preferred Units into Common Units pursuant to Section 5.15(b)(viii)(C), the Partnership shall give written notice (a “Series A Forced Conversion Notice”, and the date of such notice, a “Series A Forced Conversion Notice Date”) to each holder of Series A Preferred Units in the form of Exhibit A attached hereto stating that the Partnership elects to force conversion of such Series A Preferred Units pursuant to Section 5.15(b)(viii)(C) and shall state therein (i) the number of Series A Preferred Units to be converted, (ii) the Series A Conversion Price on the Series A Forced Conversion Notice Date, and (iii) the Partnership’s computation of the number of Common Units to be received by the holder upon the Series A Conversion Date. In addition, if a holder of Series A Preferred Units does not provide written notice to the Partnership of the name or names in which such holder wishes the certificate or certificates for Common Units to be issued within five (5) Business Days after receipt of the Series A Forced Conversion Notice, then the certificate or certificates for Common Units shall be issued to the Record Holder of such Series A Preferred Units.
(E) If a Series A Conversion Notice is delivered by a holder of Series A Preferred Units to the Partnership pursuant to Section 5.15(b)(viii)(B), or a Series A Forced Conversion Notice is delivered by the Partnership to a holder of Series A Preferred Units pursuant to Section 5.15(b)(viii)(D), the Partnership shall issue the Common Units as soon as reasonably practicable, and in any event no later than ten (10) days after a Series A Conversion Notice Date or a Series A Forced Conversion Date, as the case may be (the date of issuance of such Common Units, the “Series A Conversion Date”). On the Series A Conversion Date and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Series A Preferred Units being converted, duly endorsed, at the office of the Partnership or, if identified in writing to such holder by the Partnership, at the offices of any transfer agent for such Units. On the Series A Conversion Date, the Partnership shall issue to such holder a certificate or certificates for the number of Common Units to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Common Units issuable upon conversion of Series A Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Units issuable upon conversion or distribution payment to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission (“DWAC”) system. The parties agree to coordinate with the Depository to accomplish this objective. The conversion pursuant to this Section 5.15(viii) shall be deemed to have been made immediately prior to the close of business on the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as applicable. The Person or Persons entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Common Units at the close of business on the Series A

Conversion Notice Date or the Series A Forced Conversion Notice Date, as applicable.
(F) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series A Conversion Price in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Securities into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.15 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.15(b)(viii)(F) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur. If, in the future, the Partnership issues any options, warrants, or other rights to purchase Common Units, or Partnership Securities exercisable or convertible into or exchangeable for Common Units (or options, warrants, or other rights to purchase any such Partnership Securities that are exercisable or convertible into or exchangeable for Common Units) (herein collectively, “Convertible Securities”), the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series A Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series A Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series A Preferred Units at such time. The Partnership agrees to provide as much prior notice of an issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(G) If the Partnership shall issue or sell, or grant any Common Units or Convertible Securities at an indicative per Common Unit price (the “Follow-On Price” and such Common Units or Convertible Securities so issued, sold or granted, on an as-converted basis, the “Follow-On Units”) less than ninety percent (90%) of the Series A Conversion Price, then the Series A Conversion Price will be reset so that it will equal the price determined according to the following formula:
  (CP x OB) + (FP x Q)
OA
Where:
CP = the Series A Conversion Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued
OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.15(b)(viii)(G), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.15(viii)(J)(c).
(H) Other Extraordinary Transactions Affecting the Partnership.
a. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (not otherwise addressed in Section 5.15(viii)(F) above) in which the holders of

Common Units are to receive securities, cash or other assets (a “Partnership Event”), the Partnership shall make appropriate provision to insure that the holders of Series A Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Section 5.15 without abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Unit had immediately prior to such Partnership Event (the “Survivor Preferred Security”). The Series A Conversion Price in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of other assets which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Conversion Price of the Survivor Preferred Security shall be made successively whenever any event described in Section 5.15(viii)(F), Section 5.15(viii)(G) or this Section 5.15(viii)(H) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to insure that the holders of Series A Preferred Units receive a Survivor Preferred Security in such Partnership Event with the prior written approval of the holders of a majority of the Outstanding Series A Preferred Units.
(I) Notwithstanding any of the other provisions of this Section 5.15(b)(viii), no adjustment shall be made to the Series A Conversion Price pursuant to Section 5.15(b)(viii)(F) or (G) as a result of any of the following:
a. the grant of Common Units or options, warrants or rights to purchase Common Units to employees, officers or directors of the Partnership and its Subsidiaries, or to employees or officers of the General Partner, Crosstex Energy, Inc. or Crosstex GP in respect of services provided to or for the benefit of the Partnership or any of its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner; provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Units shall not be less than the Closing Price on the date such option, warrant or other right is issued;
b. the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of a third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain outstanding to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner;

c. without duplication of Section 5.15(b)(viii)(I)(a) above, the issuance of Partnership Securities upon exercise or conversion of Convertible Securities that are Outstanding on the Series A Issuance Date; and
d. the issuance of Partnership Securities for which an adjustment is made under another provision of this Section 5.15(b)(viii).
(J) The following rules shall apply for purposes of this Section 5.15(b)(viii):
a. In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed paid or incurred by the Partnership for any underwriting or otherwise in connection with the issuance and sale thereof.
b. In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;
c. In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.15(b)(viii)(J):
i. The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments or additional Common Units that would be issuable pursuant to an earn-out in connection with a purchase by the Partnership of assets or a business to the extent that the thresholds comprising such earn-out are not substantially certain to occur, until such time as such additional Common Units are issued) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.15(b)(viii)(J)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii. The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments or additional Common Units that would be issuable pursuant to an earn-out in connection with a purchase by the Partnership of assets or a business to the extent that the thresholds comprising such earn-out are not substantially certain to occur, until such time as such additional Common Units are issued) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.15(b)(viii)(J)).
iii. In the event of any change in the number of Common Units deliverable or in the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv. Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series A Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v. The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Sections 5.15(b)(viii)(J)(c)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.15(b)(viii)(J)(c)(iii) or (iv).

d. Notwithstanding any of the other provisions of this Section 5.15(b)(viii)(J), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series A Preferred Units or the Series A Conversion Price as a result of an event for which an adjustment is made under another provision of this Section 5.15(b)(viii)(J).
e. For purposes of this Section 5.15(b)(viii), no adjustment to the Series A Conversion Price shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(K) In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Securities for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Securities or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series A Preferred Units at least fifteen (15) days prior to the Record Date, of which any such record is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series A Preferred Units other than the Purchaser if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(L) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Units on conversion of, or payment of distributions on, Series A Preferred Units pursuant hereto. However, the holder of any Series A Preferred Units shall pay any tax that is due because the Common Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.
(M) No fractional Common Units shall be issued upon the conversion of any Series A Preferred Units. All Common Units (including fractions thereof) issuable upon conversion of more than one Series A Preferred Unit by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional unit. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Unit, the Partnership shall not issue a fractional Common Unit but shall round up the fractional Common Unit to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit).

(N) The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.15(b)(viii) equitably and in such a manner as to afford the holders of Series A Preferred Units the benefits of the provisions hereof, and will not take any action to deprive such holders of the benefit hereof.
(ix) Tax Estimates. Upon receipt of a written request from any holder of Series A Preferred Units stating the number of Series A Preferred Units owned by such holder (which requests shall be made no more than four (4) times per calendar year), the Partnership shall provide such holder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such holder converted its Series A Preferred Units pursuant to Section 5.15(b)(viii)(A) or (B) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(i), such holder’s Capital Account in respect of its converted Series A Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit). The good faith estimate provided by the Partnership may be based on the calculations prepared by the Partnership and/or its outside tax advisors in connection with the tax returns most recently filed by the Partnership (with adjustments to reflect any material changes in the trading price of the Partnership’s Common Units) and, for the avoidance of doubt, the Partnership shall not be required to prepare or cause to be prepared any new detailed calculations for purposes of satisfying its obligations under this paragraph (ix).
(k) The first sentence of Section 5.12 of the Partnership Agreement is hereby amended and restated to read in its entirety:
Except as provided in this Section 5.12 and in Sections 5.2 and 5.15(b)(vi), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.
(l) Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
(A) First, if the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any class of Unitholders with respect to its Units (other than to the class A Series A Preferred Unitholders with respect to the Series A Preferred Units) during any taxable period of the Partnership is greater on a per Unit basis than the amount of cash or the Net Agreed Value of property distributed to any other class of Unitholders (other than (i) the class of Unitholders holding Series A Preferred Units and (ii) the class of Unitholders holding Senior Subordinated Series D Units, but only in cases where allocations have not previously been made under 6.1(d)(ix)(E)) with respect to their Units on a per Unit basis in such taxable period, then (1) there shall be allocated items of gross income and gain to each Unitholder receiving such greater distribution until the amount so allocated for the current taxable period and all previous taxable periods pursuant to this clause (1) is equal to (x) the amount by which the distribution on a per Unit basis to such Unitholder exceeds the distribution on a per Unit basis to the Unitholders (other than (i) the class of Unitholders holding

Series A Preferred Units and (ii) the class of Unitholders holding Senior Subordinated Series D Units, but only in cases where allocations have not previously been made under 6.1(d)(ix)(E)) receiving the smallest distribution multiplied by (y) the number of Units in respect of which such greater distribution was made and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.
(m) Article VI is hereby amended to add a new Section 6.2(h) as follows:
If Capital Account balances are reallocated between the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).
(n) Article VI of the Partnership Agreement is hereby amended to renumber existing Section 6.12 as Section 6.13 and to add the following as a new Section 6.12:
6.12 Special Provisions Relating to the Holders of Series A Preferred Units.
(a) A Unitholder holding a Series A Preferred Unit that has converted into a Common Unit pursuant to Section 5.15 shall be required to provide notice to the General Partner of the transfer of the converted Series A Preferred Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 5.5(d)(i), the General Partner has previously determined, based on advice of counsel, that the converted Series A Preferred Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.12, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Series A Preferred Unit in preparation for a transfer of such Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions with respect to Series A Preferred Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
(b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) in accordance with Sections 5.5(a), 5.5(d)(i) and 5.15, have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.15, (ii) be entitled to any distributions other than as provided in Section 5.15 or (iii) be allocated items of income, gain, loss or deduction other than as specified in Section 5.15.
(o) Article XII of the Partnership Agreement is hereby amended to add the following a new Section 12.9:
Section 12.9. Series A Liquidation Value. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units shall have the rights set forth in Section 5.15(b)(iv) upon any liquidation, dissolution or winding up of the Partnership pursuant to this Article XII.
(p) The introduction to Section 13.1 is hereby amended and restated to read in its entirety as follows:
Except as set forth in Section 5.15(b)(v), each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
Section 2. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices and Unit numbers herein shall be, in each instance, appropriately adjusted for unit splits, recombinations, distributions and the like.
Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 4. General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.
Section 5. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
(Signature page follows)

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

CROSSTEX ENERGY GP, L.P.

By:	Crosstex Energy GP, LLC,
its General Partner

By:	/s/ Joe A. Davis

	Name:	Joe A. Davis
	Title:	Executive Vice President, General Counsel & Secretary

EXHIBIT A
SERIES A [FORCED] CONVERSION NOTICE
(TO BE EXECUTED BY THE [REGISTERED HOLDER] [PARTNERSHIP] IN ORDER
TO CONVERT
SERIES A PREFERRED UNITS)
[Date]
The undersigned hereby elects to convert the number of Series A Convertible Preferred Units (“Series A Preferred Units”) of Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Series A Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Series A Preferred Units Owned:

Total Amount of Accrued, Accumulated and Unpaid Distributions on the Series A Preferred Units:

Applicable Series A Conversion Price:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

[HOLDER] [CROSSTEX ENERGY, L.P.]

By:

Authorized Officer:
Title:
Exhibit A - 1